[SPECTRUM LAW GROUP LETTERHEAD]

Exhibit 5.2

File No.: 10035.03

December 13, 2004

Inform Worldwide Holdings, Inc.
2501 North Green Valley Pkwy
Suite 110
Henderson, NV 89014

Re: Inform Worldwide Holdings, Inc.

Gentlemen:

As special counsel for Inform Worldwide Holdings, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about December 15, 2004 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 83,000,000 shares of common stock, no par value (the "Shares") to be issued pursuant to the Amended and Restated 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan and the Amended and Restated Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan (each a "Plan" and collectively the "Plans").

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Spectrum Law Group, LLP